Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Bob McCormick

414-362-3868

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS ANNOUNCES RECORD 2014

THIRD QUARTER RESULTS

Record Third Quarter Financial Results Driven by

Strong Order Patterns and Operational Efficiencies;

 Company Increases Full Year 2014 Outlook

Highlights:

•                  Quarterly Net Sales increased 52% from Q3 FY’13 to a third quarter record of $78.8 million

•                  Record pre-season order period (Q2 & Q3 combined) as net sales increased 56% from the corresponding prior year period

•                  Record earnings per diluted share of $0.47 in third quarter, an increase of $0.45 per diluted share over the corresponding prior year period

•                  Adjusted EBITDA increased 118% from Q3 FY’13 to a third quarter record of $22.2 million

•                  Declared $0.2175 per share cash dividend paid on September 30, 2014

•                  The Company raises guidance for full year 2014 earnings

Monday November 3rd, 2014 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer of vehicle attachments and equipment, today announced financial results for the third quarter ended September 30, 2014.

James L. Janik, Chairman, President, and Chief Executive Officer of the Company commented, “So far, 2014 has exceeded our internal expectations with strong financial performance reflecting a favorable market environment, strength across our portfolio, and successful execution of our strategy. During the quarter, we achieved record profitability, which is a testament to our relentless drive to improve efficiency and productivity through our manufacturing operations. We are focused on refining every one of our business processes, which will allow us to increase cash flow and invest in future growth opportunities to drive long-term shareholder value.”

Third Quarter Results

In 2014, net sales were $78.8 million in the third quarter, compared to third quarter 2013 net sales of $52.0 million, an increase of 52%. This increase reflects stronger preseason shipments of equipment and service parts compared to the prior year.

- MORE -

Net income was $10.8 million, or $0.47 per diluted share based on weighted average shares of 22.2 million shares, in the third quarter of 2014 compared to net income of $0.6 million, or $0.02 per diluted share based on weighted average shares of 22.1 million shares, in the third quarter of 2013. Third quarter 2013 net income reflected the negative effects of $4.4 million of pre-tax non-cash purchase accounting adjustments related to the acquisition of the business of TrynEx, Inc. completed in 2013. These adjustments were primarily reflected in an increase in selling, general and administrative expenses due to the $3.8 million in earn-out compensation expenses recorded in conjunction with the acquisition.

The effective tax rate for the third quarter of 2014 was 35.0% and the estimated effective tax rate for full year 2014 is expected to be approximately 35.0%.  The effective tax rate for the three months ended September 30, 2014 was higher than the corresponding period in 2013 due to changes in apportionment among taxing jurisdictions triggered last year by the TrynEx acquisition.

The Company reported Adjusted EBITDA of $22.2 million in the third quarter of 2014 compared to Adjusted EBITDA of $10.2 million in the third quarter of 2013.

Balance Sheet and Liquidity

During the first nine months of 2014, the Company recorded net cash used in operating activities of $18.1 million compared to net cash used in operating activities of $26.7 million in the same period last year. The decrease in cash used by operating activities was primarily due to a $21.6 million increase in net income adjusted for reconciling items driven by the favorable operating results partially offset by unfavorable changes in working capital of $13.0 million.

Inventory was $36.4 million at the end of the third quarter of 2014, an increase of $0.4 million compared to the end of the third quarter of 2013.

Accounts receivable at the end of the third quarter of 2014 were $96.6 million, an increase of $25.3 million compared to third quarter 2013 reflecting higher demand.

Dividend

As previously reported on September 10, 2014, Douglas Dynamics declared a quarterly cash dividend of $0.2175 per share on the Company’s common stock, which was paid on September 30, 2014 to stockholders of record as of the close of business on September 22, 2014.

Outlook

Based on results from the first nine months of 2014 and current market visibility, the Company now expects net sales for fiscal 2014 to range from $265 million to $295 million and adjusted EBITDA to be in the range of $70 million to $82 million.  Earnings per share are expected to range from $1.40 per share to $1.75 per share. It is important to note that the Company’s outlook assumes that the economy will remain stable and that the Company’s core markets will experience average snowfall levels.

Mr. Janik explained, “A strong pre-season order period combined with early and significant re-order activity in August and September that exceeded our expectations led to record quarterly third quarter results. Positive market indicators including strength in light truck sales, coupled with the sustained and significant levels of snowfall experienced last winter season, has caused the pendulum to swing back in our favor, signaling the release of pent-up demand and allowing us to increase our outlook for the year. Assuming we see an average amount of snowfall before the end of the year, we expect to produce record results in 2014.”

Webcast Information

The Company will host an investor conference call on Tuesday, November 4, 2014 at 10:00 a.m. Central Time. The conference call will be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com.  To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer of vehicle attachments and equipment. For more than 65 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Our commitment to continuous improvement enables us to consistently produce the highest quality products and drive shareholder value. The Douglas Dynamics portfolio includes snow and ice management attachments sold under the BLIZZARD®, FISHER®, SnowEx® and WESTERN® brands, turf care equipment under the TurfEx® brand, and industrial maintenance equipment under the SweepEx® brand. Additional information is available at www.douglasdynamics.com

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  These non-GAAP measures include:

•                  Adjusted net income;

•                  Adjusted earnings per diluted share; and

•                  Adjusted EBITDA.

These non-GAAP disclosures should not be construed as an alternative to the reported results determined in accordance with GAAP.

Adjusted net income and adjusted earnings per diluted share represent net income and earnings per diluted share, respectively, as determined under GAAP, excluding a loss recognized on impairment of assets held for sale. The Company believes that the presentation of adjusted net income and adjusted earnings per diluted share for the three and nine months ended September 30, 2014 and September 30, 2013 allows investors to make meaningful comparisons of the Company’s operating performance between periods and to view its business from the same perspective as its management.  Because the excluded item is not predictable or consistent, management does not consider it when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Adjusted EBITDA represents net income before interest, taxes, depreciation and amortization, as further adjusted for stock based compensation, non-cash purchase accounting adjustments related to the TrynEx acquisition, certain charges related to certain unrelated legal fees and consulting fees, and impairment on assets held for sale.  The Company uses, and believes its investors benefit from the presentation of, Adjusted EBITDA in evaluating the Company’s operating performance because Adjusted EBITDA provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. In addition, the Company believes that Adjusted EBITDA is useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies, because it allows them to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets and liabilities, capital structure and the method by which assets were acquired. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measures, and this reconciliation is located under the headings “Net Income to Adjusted EBITDA Reconciliation” and “Reconciliation of Net Income to Adjusted Net Income” following the Consolidated Statements of Cash Flows included in this press release.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources.  These statements are often identified by use of words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, a significant decline in economic conditions, our inability to maintain good relationships with our distributors, lack of available or favorable financing options for our end-users or distributors, increases in the price of steel or other materials necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel, the inability of our suppliers to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, our inability to compete effectively against competition, our inability to achieve the projected financial performance with the TrynEx assets and unexpected costs or liabilities related to the acquisition of the TrynEx assets, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2013. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Financial Statements

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2014	2013
	(unaudited)	(audited)

Assets
Current assets:
Cash and cash equivalents	$4,289	$19,864
Accounts receivable, net	96,569	42,343
Inventories	36,418	27,977
Refundable income taxes paid	—	2,648
Deferred income taxes	4,141	4,223
Prepaid and other current assets	1,539	1,317
Total current assets	142,956	98,372

Property, plant, and equipment, net	25,639	24,866
Assets held for sale, net	—	1,085
Goodwill	113,132	113,132
Other intangible assets, net	119,074	123,422
Deferred financing costs, net	1,782	2,216
Other long-term assets	1,806	1,246
Total assets	$404,389	$364,339

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$4,967	$7,709
Accrued expenses and other current liabilities	20,397	14,418
Income taxes payable	609	—
Short-term borrowings	33,500	13,000
Current portion of long-term debt	971	971
Total current liabilities	60,444	36,098

Retiree health benefit obligation	4,866	4,654
Pension obligation	6,029	7,077
Deferred income taxes	49,088	45,046
Deferred compensation	588	658
Long-term debt, less current portion	109,295	110,023
Other long-term liabilities	4,428	5,462

Total shareholders’ equity	169,651	155,321
Total liabilities and shareholders’ equity	$404,389	$364,339

Douglas Dynamics, Inc.

Consolidated Statements of Income

(In thousands, except share and per share data)

	Three Month Period Ended		Nine Month Period Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
	(unaudited)		(unaudited)

Net sales	$78,836	$52,026	$203,457	$121,323
Cost of sales	49,746	36,982	125,827	83,075
Gross profit	29,090	15,044	77,630	38,248

Selling, general, and administrative expense	9,006	10,733	25,757	22,740
Intangibles amortization	1,439	1,447	4,348	4,142
Loss recognized on assets held for sale	—	—	67	647

Income from operations	18,645	2,864	47,458	10,719

Interest expense, net	(2,037)	(2,130)	(6,007)	(6,190)
Other expense, net	(53)	(40)	(136)	(117)
Income before taxes	16,555	694	41,315	4,412

Income tax expense	5,793	91	14,385	1,304

Net income	$10,762	$603	$26,930	$3,108
Less: Net income attributable to participating securities	155	9	397	45
Net income attributable to common shareholders	$10,607	$594	$26,533	$3,063

Weighted average number of common shares outstanding:
Basic	22,197,609	22,053,555	22,158,690	22,021,226
Diluted	22,218,052	22,080,037	22,178,688	22,061,713

Earnings per share:
Basic earnings per common share attributable to common shareholders	$0.48	$0.03	$1.20	$0.14
Earnings per common share assuming dilution attributable to common shareholders	$0.47	$0.02	$1.19	$0.13
Cash dividends declared and paid per share	$0.22	$0.21	$0.65	$0.62

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Nine Month Period Ended
	September 30, 2014	September 30, 2013
	(unaudited)

Operating activities
Net income	$26,930	$3,108
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	6,885	6,400
Amortization of deferred financing costs and debt discount	569	568
Loss recognized on assets held for sale	67	647
Stock-based compensation	2,143	2,024
Provision for losses on accounts receivable	171	163
Deferred income taxes	4,124	3,342
Earnout liability	810	3,814
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(54,397)	(45,403)
Inventories	(8,441)	(1,542)
Prepaid and other assets and refundable income taxes paid	1,866	(423)
Accounts payable	(2,742)	(2,369)
Accrued expenses and other current liabilities	6,188	2,177
Deferred compensation	(70)	(156)
Benefit obligations and other long-term liabilities	(2,236)	928
Net cash used in operating activities	(18,133)	(26,722)

Investing activities
Capital expenditures	(3,310)	(1,747)
Proceeds from sale of assets held for sale	1,018	—
Acquisition of Trynex	—	(26,734)
Net cash used in investing activities	(2,292)	(28,481)

Financing activities
Shares withheld on restricted stock vesting paid for employees’ taxes	(97)	(160)
Dividends paid	(14,690)	(13,935)
Short term borrowings, net	20,500	50,000
Repayment of long-term debt	(863)	(863)
Net cash provided by financing activities	4,850	35,042
Change in cash and cash equivalents	(15,575)	(20,161)
Cash and cash equivalents at beginning of year	19,864	24,136
Cash and cash equivalents at end of quarter	$4,289	$3,975

Douglas Dynamics, Inc.

Net Income to Adjusted EBITDA reconciliation (unaudited)

(in thousands)

	Three month period ended September 30,		Nine month period ended September 30,
	2014	2013	2014	2013

Net income	$10,762	$603	$26,930	$3,108

Interest expense - net	2,037	2,130	6,007	6,190
Income tax expense	5,793	91	14,385	1,304
Depreciation expense	872	804	2,537	2,258
Amortization	1,439	1,447	4,348	4,142
EBITDA	20,903	5,075	54,207	17,002

Stock based compensation	546	565	2,143	2,024
TrynEx purchase accounting (1)	537	4,369	810	4,369
Other charges (2)	232	179	1,131	1,399
Adjusted EBITDA	$22,218	$10,188	$58,291	$24,794

(1) - Reflects $537 and $810 in earnout compensation expense in the three and nine months ended September 30, 2014, respectively.  Reflects $3,814 and $555 in earn out compensation and inventory that was written up for purchase accounting and sold in both the three and nine months ended September 30, 2013.

(2) - Reflects expenses of $232 and $179 for one time, unrelated legal and consulting fees for the three months ended September 30, 2014 and September 30, 2013, respectively; expenses of $1,131 and $752 for one time, unrelated legal and consulting fees for the nine months ended September 30, 2014 and September 30, 2013.  Includes write down of asset held for sale of $647 for the nine months ended September 30, 2013.

Douglas Dynamics, Inc.

Reconciliation of Net Income to Adjusted Net Income

$ Millions, except share data

	Three month period ended September 30,		Nine month period ended September 30,
	2014	2013	2014	2013
Net Income (GAAP)	$10.8	$0.6	$26.9	$3.1
Addback expenses, net of tax at 38.8% for 2013:
- Loss recognized on impairment of assets held for sale	—	—	—	0.4

Adjusted net income (non-GAAP)	$10.8	$0.6	$26.9	$3.5

Weighted average basic common shares outstanding	22,197,609	22,053,555	22,158,690	22,021,226
Weighted average common shares outstanding assuming dilution	22,218,052	22,080,037	22,178,688	22,061,713

Adjusted earnings per common share - basic	$0.48	$0.03	$1.20	$0.16
Adjusted earnings per common share - dilutive	$0.47	$0.02	$1.19	$0.15